CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Starboard Investment Trust.  Such references appear in the Arin Large Cap Theta Fund’s Statement of Additional Information under the heading “Independent Registered Public Accounting Firm.”

BBD, LLP

Philadelphia, Pennsylvania
July 11, 2012